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                                                                  EXHIBIT (d)(3)


                           CONFIDENTIALITY AGREEMENT


      THIS AGREEMENT made this 12th day of September, 2001 by and between:

ARAMEX INTERNATIONAL LIMITED, a company duly organized and existing under and by virtue of the laws of Bermuda, Having its registered office at Clarendon House, Church Street, Hamilton HM11 Bermuda. Hereinafter referred to as ("Aramex") and;

GROUPE CUPOLA LUXEMBOURGEOISE HOLDINGS SA a company duly organized and existing under and by virtue of the laws of Luxembourg, Having its registered office at 121, Avenue de la Faiencerie, L-1511 Luxembourg. Hereinafter referred to as ("Cupola Group").

ARAMEX and CUPOLA GROUP being collectively called the ("Parties").

     Aramex and Cupola Group are prepared to furnish each other with certain confidential business and financial information with respect to a possible transaction or relationship between Aramex and Cupola Group (the "Transaction").

     In consideration of the mutual covenants contained herein and as an inducement to each Party to make available to the other Party confidential information with respect to such Party and the Transaction, Aramex and Cupola Group agree as follows;

     1. Confidential Information. For purposes of this Agreement, "Confidential Information" shall mean any and all information provided, obtained or produced in connection with the Transaction (whether prepared by the disclosing Party, its present or prospective directors, officers, employees, agents or advisors (including, without limitation, attorney, accountants, consultants, bankers and financial advisors) (collectively, "Representatives") or otherwise), and disclosed by or on behalf of either of the Parties (a "Discloser") to the other Party (a "Recipient") in written, oral or other tangible form, including without limitation, all information previously furnished with respect to the Discloser or the Transaction that has been identified as confidential, and all portions of any analyses, compilations, data, studies or other documents prepared by, or at the direction of, the Recipient, that contain or are based, in whole or in part, on any furnished information or reflecting its review of such information.

     2. Undertaking. Each of the Parties agrees to hold all Confidential Information received from a Discloser or its Representatives in confidence, and to use the Confidential information only in connection with its internal evaluation of the desirability and feasibility of engaging in the Transaction with the Discloser. Neither of the Parties hereto or their respective Representatives will, without the Discloser's prior written consent, disclose or use in any manner whatsoever, in whole or in part, any Confidential Information received from the Discloser or its Representatives other than in connection with the Transaction or the negotiation of the definitive documents for the Transaction.

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3.  Duties

(a) Each Recipient receiving Confidential Information from a Discloser agrees to undertake all necessary and appropriate steps to ensure that the confidentiality of such Confidential Information is maintained and that such Confidential Information is protected from unauthorized disclosure. A Recipient shall exercise at least the same degree of care with respect to maintaining the confidentiality of Confidential Information of the Discloser that it exercises to maintain the confidentiality of its own confidential and proprietary information of like importance. Without limiting the generality of the foregoing, a Recipient shall not disclose Confidential Information of the Discloser to any party except to its Representatives on a "need to know" basis and then only to persons familiar with the terms of this Agreement who have agreed to be bound by the terms hereof. A Recipient shall take all steps necessary to ensure that the obligations and restrictions imposed on the Recipient by this Agreement are observed by its Representatives, and shall be responsible for any breach of this Agreement by any of its Representatives.

(b) Each Party agrees that, without the prior written consent of the other Party, such Party and its Representatives will not disclose to any person the fact that the Confidential Information has been made available to the Recipient, that discussions or negotiations are taking place concerning a possible Transaction or any of the terms, conditions or other facts with respect thereto (including the status thereof), unless such disclosure is required by law and then only with as much prior written notice to the other Party as is practical under the circumstances and only to the extent required by law.

(c) Each Party further agrees that, unless and until a definitive agreement regarding a Transaction between the Parties has been executed, neither Party will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this Agreement except for the matters specifically agreed to herein. Each Party also acknowledges and agrees that the other Party reserves the right, in its sole discretion, to reject any and all proposals made by such Party or any of its Representatives with regard to a Transaction, and to terminate discussions and negotiations regarding the Transaction at any time for any or no reason.

4. Return of Information. In the following events, each Party as a Recipient shall return to each Discloser (or, at the Discloser's written request, destroy) all tangible Confidential Information of the Discloser in its possession, including all copies thereof, and promptly send to the Discloser written and dated certification by a duly authorized person that the Recipient has done so, within thirty (30) days after the expiration or termination of this Agreement:




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(a)  Promptly upon written notice by a Party, in the event such Party elects in writing for any reason not to engage in, or pursue future opportunities in connection with, the Transaction, or

(b) Within seven (7) days after a Party or both of the Parties elect in writing to terminate their relationship with respect to the Transaction.

5. Exceptions. The obligations of a Recipient hereunder will not apply to information or material, whether or not identified as Confidential Information, which

(a) Is or becomes generally available to the public other than as a result of unauthorized disclosure by a Party hereto or one of its Representatives; or

(b) Has become available to the Recipient from a person (other than the Discloser or one of its Representatives) who is not under any obligation of confidence; or

(c) Was known to the Recipient prior to the time of disclosure by the Discloser as substantiated by documentation in the file of the Recipient dated prior to the date of disclosure by the Discloser; or

(d) Is disclosed by the Recipient with the Discloser's prior written approval, which approval shall be strictly construed; or

(e) Is disclosed pursuant to an order or requirement of a court, government administrative agency or other governmental body; provided, however, that if the Recipient shall be requested or required by any court or governmental agency or authority to disclose any of the Confidential Information, then the Recipient will provide the Discloser with prompt notice of such request or requirement so that the Discloser may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that the Discloser waives compliance with the provisions hereof, each Party agrees to (i) furnish only that portion of the Confidential Information for which the Discloser has waived compliance or for which Recipient is advised by counsel is legally required and (ii) exercise its best efforts to obtain assurance that the Confidential Information will be accorded such confidential treatment.

6. No License. Nothing in this Agreement, nor any act or omission in compliance with or enforcement of this Agreement, shall be construed to grant any rights in or licenses under the Confidential Information or any present or future data, drawings, plans, ideas or methods disclosed pursuant to this Agreement. All Confidential Information of a Discloser disclosed to a Recipient shall remain the property of the Discloser.


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7.   Accuracy of Information. Nothing in this Agreement shall be construed as a warranty or representation of any kind with respect to the content or accuracy of any Confidential Information.

8. Term. The Parties' obligations hereunder will survive the expiration or termination of the Parties' assessment of the feasibility of cooperating or otherwise pursuing opportunities together in the Transaction.

9. Indemnity. Each of the Parties hereto agrees as a Recipient to indemnify and hold harmless the Discloser and its respective Affiliates against any losses, claims, damages or liabilities arising out of a breach of this Agreement by such Party or its Representatives, which shall include reimbursement of all costs and expenses (including counsel fees) incurred in connection therewith. The obligations set forth in this paragraph shall survive the termination of this Agreement.

10. Equitable Relief. The Parties hereto agree that equitable relief, including injunctive relief and specific performance, shall be available in the event of any breach of the provisions of this Agreement. Such remedies shall not be deemed to be exclusive remedies for a breach of this Agreement but shall be in addition to all remedies available at law or equity. No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

11. No Assignment. All obligations provided under this Agreement are personal and no Party shall assign any rights or delegate any obligations hereunder without the other Party's prior written consent. Any attempted assignment without the required consent shall be null and void.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the English Law without regard to the principles of conflicts of law thereof.

13. Entire Agreement; Amendments. This Agreement contains the entire and only agreement between the Parties relating to the subject matter hereof. No provision of this Agreement shall be deemed modified, amended, waived or revoked except in a writing signed by the Party to be bound thereby.


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IN WITNESS WHEREOF, the parties hereto have duly executed this Confidentiality
Agreement as of the day and year stated above.


/s/ Fadi Ghandour
--------------------------------

For and on behalf of

ARAMEX INTERNATIONAL Ltd.

Name: Fadi Ali Gandour

Title: President & CEO

Date: 13/9/2001



/s/ Imtiaz Hydari
--------------------------------

For and on behalf of

GROUPE CUPOLA LUXEMBOURGEOISE HOLDINGS SA

Name: Imtiaz Hydari

Title: President

Date: 12, September 2001





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